Exhibit (h)(4)

ProShares Trust

Advisory and Management Services Fee Waiver Agreement

(ProShares Morningstar Alternatives Solution ETF)

This ADVISORY AND MANAGEMENT SERVICES FEE WAIVER AGREEMENT (this “Agreement”) is made effective as of the 7th day of October 2014, by and between ProShare Advisors LLC (the “Adviser”) and ProShares Trust (the “Trust”), on behalf of ProShares Morningstar Alternatives Solution ETF (the “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and the Fund is a series of the Trust;

WHEREAS, the Adviser and the Trust, on behalf of the Fund, are parties to an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund in consideration of compensation based on the value of the average daily net assets of the Fund (the “Advisory Fee”) and to a management services agreement, pursuant to which the Adviser performs certain administrative services for the Fund in consideration of compensation based on the value of the average daily net assets of the Fund (the “Management Services Fee”); and

WHEREAS, the Adviser has agreed to waive the Fund’s Advisory Fee and Management Services Fee as set forth in Schedule A attached hereto (the “Fee Waiver”). The Trust, on behalf of the Fund, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for the Fund in the amounts specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive all or a portion of its Advisory Fee and Management Services Fee with respect to the Fund. The waived amounts for the Term are set forth in Schedule A attached hereto.

2. Term; Termination. The term (“Term”) of the Fee Waiver shall begin on the date hereof and end after the close of business on the date indicated on Schedule A unless the Fee Waiver is earlier terminated upon a writing duly executed by the Adviser and the Trust and approved by the Board of Trustees for the Trust. The Term of the Fee Waiver with respect to the Fund may be continued from year to year thereafter, provided that each such continuance is specifically approved by the Adviser and the Trust with respect to the Fund.

3. Miscellaneous.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced against the assets of the Fund or applicable class thereof and not against the assets of any other class or any other series of the Trust.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of the Advisory Fee or Management Services Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or Management Services Agreement between the Adviser and the Trust or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, Management Services Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the 6th day of October 2014.

PROSHARES TRUST, on behalf of the FUND

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President

PROSHARE ADVISORS LLC

By:	/s/ Michael L. Sapir
Name:	Michael L. Sapir
Title:	Chief Executive Officer

SCHEDULE A

TO PROSHARES TRUST ADVISORY AND MANAGEMENT SERVICES FEE WAIVER AGREEMENT

(PROSHARES MORNINGSTAR ALTERNATIVES SOLUTION ETF)

As of October 7, 2014 through October 31, 2015 (the “applicable Period”) the amounts of the Advisory Fee and Management Services Fee waived for the Fund shall be:

Fee	Waived Amount
Advisory Fee	0.07%
Management Services Fee	0.10%